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                                                                    EXHIBIT 99.2

[PULTE HOMES LOGO]

FOR IMMEDIATE RELEASE                                     Contact:  James Zeumer
                                                               Pulte Homes, Inc.
                                                                  Vice President
                                                                  (248) 433-4597
                                                            jim.zeumer@pulte.com



           PULTE HOMES ANNOUNCES $100 MILLION STOCK REPURCHASE PROGRAM


         BLOOMFIELD HILLS, MI, OCTOBER 22, 2002 - Pulte Homes, Inc. (NYSE: PHM) announced today that its Board of Directors approved a stock repurchase plan of up to $100 million. Shares will be purchased from time-to-time in the open market, depending upon market conditions.

         "Pulte's previous repurchase authorization was extinguished prior to the Webb merger in July 2001," said Roger A. Cregg, Senior Vice President and CFO. "With the Webb operations successfully integrated, and our debt-to-total-capitalization back in our target 40% range, this authorization gives us added flexibility when evaluating future investments of capital."


ABOUT PULTE HOMES

Pulte Homes, Inc. (www.pulte.com), based in Bloomfield Hills, Michigan, has operations in 43 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 300,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes' customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com
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